Exhibit 5.1

Fleming PLLC

49 FRONT STREET SUITE 206 ROCKVILLE CENTRE NEW YORK 11570

TEL 516 833 5034 FAX 516 977 1209 WWW.FLEMINGPLLC.COM

July 6, 2017

Avalon GloboCare Corp.

83 South Street, Suite 101

Freehold, New Jersey 07728

Re:	Registration Statement on Form S-1
File No. 333-188565

We have acted as limited special counsel to Avalon GloboCare Corp., a Delaware corporation (the “Company”), in connection with the legality of (i) 20,000,000 shares of the Company’s common stock, $0.0001 par value per share (the “Common Stock”) being offered directly by the Company (the “Direct Offering Shares”) and (ii) 1,090,500 shares of the Company’s common stock (the “Resale Shares”) owned by 27 selling shareholders (the “Selling Shareholders”), all of which shares (referred to collectively as the “Shares”) are being registered by the Company on a Registration Statement on Form S-1 (the “Registration Statement”) and the prospectuses included therein (collectively, the “Prospectuses”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”). This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

As the basis for the opinions hereafter, we have examined the Articles of Incorporation and By-laws of the Company, the form of subscription agreement to be used in connection with the sale of the Direct Offering Shares filed or incorporated by reference as exhibit 99.1 to the Registration Statement (as amended and supplemented from time to time, the “Subscription Agreements”), a draft of the proposed Registration Statement, as amended, and related Prospectuses and we have reviewed other documents and conducted other investigations as we have deemed necessary and appropriate to establish a basis for the opinions set forth herein.

In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons who have signed such documents, the authenticity of all documents submitted to me as certified copies or photocopies and the authenticity of the originals of such documents. As to any facts material to the opinions expressed herein which we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Company and others.

Based upon and subject to the foregoing matters discussed below, after having given due regard to such issues of law as we deemed relevant, and assuming that (i) the Registration Statement (and any amendments thereto) is declared effective and remains effective, and the Prospectuses which are part thereof, and the Prospectus delivery requirements with respect thereto, are complied with and the Company fulfills all of the requirements of the Act, throughout all of the periods relevant to this opinion (including the requirements of Section 10(a)(3) of the Act); (ii) all offers and sales of the Shares are made in a manner complying with the terms of the Registration Statement and the Act; (iii) the Subscription Agreements will be duly executed and delivered by the various investors and the Company in connection with the offer and sale of the Direct Offering Shares; and (iv) all offers and sales of the Shares are made in compliance with the securities laws of the states having jurisdiction thereto, I am of the opinion that:

1.	With respect to the Direct Offering Shares, when offered, issued and paid for as described in the Registration Statement and applicable Prospectus, and pursuant to the Subscription Agreements, will be validly issued, fully paid and non-assessable; and

2.	The Resale Shares are validly issued, fully paid and non-assessable.

This opinion is expressly limited in scope to the Shares enumerated herein which are to be expressly covered by the referenced Registration Statement.

We have also assumed that at the time of issuance and sale of the Direct Offering Shares, that the Company will receive the full amount of the consideration for which the Board authorized the issuance of such Direct Offering Shares; the Company will issue a share certificate or certificates to each purchaser of the Shares certifying the number of Shares held by such purchaser, or such Shares will be registered by book entry registration in the name of such purchaser, if un-certificated; and that the Company has complied, and will comply, with all securities laws and regulations and “blue sky” laws applicable to the issuance of the Shares. We express no opinion as to the enforceability of the Subscription Agreements. We express no opinion as to any county, municipal, city, town or village ordinance, rule, regulation or administrative decision. Our opinion is rendered as of the date hereof, and we assume no obligation to advise you of changes in law or fact (or the effect thereof on the opinions expressed herein) that hereafter may come to my attention.

We express no opinion as to the laws of any state or jurisdiction other than the laws governing corporations of the State of Delaware and the federal laws of the United States of America. No opinion is expressed herein with respect to the qualification of the Shares under the securities or blue sky laws of any state or any foreign jurisdiction.

Our opinion is expressly limited to the matters set forth above, and I render no opinion, whether by implication or otherwise, as to any other matters other than those described above, relating to the Company, the Shares or the Registration Statement.

We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

Fleming PLLC

By: /s/Stephen Fleming

Name: Stephen Fleming

Title: Managing Member